Exhibit 99.1

Response Biomedical Corporation Announces
First Quarter 2012 Financial Results

VANCOUVER, British Columbia – May 7, 2012 - Response Biomedical Corporation (TSX: RBM, OTCBB: RPBIF) today reported financial results for the three months ended March 31, 2012.

Financial results for the period ended March 31, 2012

•	Product sales of $2.98 million for the three months ended March 31, 2012, compared to $2.02 million for the three months ended March 31, 2011.

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Cardiovascular sales have increased to $2.68 million during the three months ended March 31, 2012, compared to $1.53 million in the comparative period in 2011.  An increase in sales to China was the primary driver of this growth.

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Infectious disease, Bio-defense, and Vector Infectious Disease sales decreased to $0.30 million during the three months ended March 31, 2012, compared to $0.49 million in the comparative period in 2011.

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Gross margin was 42.6% during the three months ended March 31, 2012, compared to a gross margin of 1.4% in 2011.  Gross margin improvements were driven by improvements in product volume, pricing, and mix, along with operating efficiencies.

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Operating expenses increased to $1.81 million during the three months ended March 31, 2012, compared to $1.74 million in 2011.  The increase is primarily the result of increased general and administrative expenses and research and development expenses.

Net loss increased to $5.70 million during the three months ended March 31, 2012, compared to a $1.52 million net loss in the comparative 2011 period.  The increase in the net loss is primarily the result of a $5.00 million non-cash expense incurred due to the change in valuation of the Company’s warrant liability for the three months ended March 31, 2012 which did not exist in the first quarter of 2011.  Adjusted net loss for the quarter, net of the warrant liability, was $0.70 million in comparison to a $1.52 million adjusted net loss in the comparative 2011 period. Loss per common share of $0.04 during the period ended March 31, 2012, compared to a loss per common share of $0.04 in 2011.  Adjusted loss per common share of $0.01 during the period ended March 31, 2012 compared to an adjusted loss per common share of $0.04 in 2011.

Adjusted net loss and adjusted loss per common share for the first quarter of 2012 and 2011 exclude, for the applicable periods, the unrealized loss on revaluation of the warrant liability in the amount of $5.0 million.  Generally Accepted Accounting Principles (GAAP) require that the Company reassess the fair value of the common stock warrants at each reporting date utilizing a Black-Scholes pricing model. Inputs used in the pricing model include estimates of stock price volatility, contractual term of the warrant, and risk-free interest rate. The computation of expected volatility was based on the historical volatility of the Company’s stock.  A small change in the Company’s share price or any of the estimates used in the Black-Scholes pricing model may have a relatively large effect in the estimated valuation of the common stock warrants and resulting unrealized loss.

This adjustment is presented on the attached reconciliation.

“The business performance of Response shows continued improvement as a result of our focus on higher margin products and active management of our distribution channels coupled with leadership changes and right sizing our operations. The organization remains committed to accelerating our path to profitable growth.” said Dr. Peter A. Thompson, Executive Chairman and Interim CEO. “We are enthusiastic about the addition of Jeff Purvin to the Response team and are confident that, under his leadership, business performance will continue to show substantial improvements.”

For a further discussion of the Company’s financial results for 2011, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 24 hours of the distribution of the news release.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and on an “adjusted” (or non-GAAP) basis for the three months ended March 31, 2012 and 2011.  The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors.  These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.  Further, our reconciliation of GAAP to “adjusted” net loss are included on the attached tables to facilitate a reader’s understanding of the impact of this adjustment to our GAAP net loss and are not intended to place any undue prominence on our adjusted net loss.

About Response Biomedical

Response Biomedical develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical and environmental applications. RAMP® represents a new paradigm in diagnostics that provides high sensitivity and reliable information in minutes. It is ideally suited to both point of care testing and laboratory use.

The RAMP® system consists of a reader and single-use disposable test cartridges, and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. RAMP® clinical tests are commercially available for the early detection of heart attack and congestive heart failure through our commercial partners and distributors.

In the non-clinical market, RAMP® Tests are currently provided for the environmental detection of West Nile Virus, and Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

Response has achieved CE Marking for its readers and clinical tests and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Response Biomedical is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

About the RAMP® Reader and RAMP® 200 reader

The RAMP® enabling platform is a portable scanning fluorescence quantitative analysis platform for near patient testing that enables rapid and robust quantitative results. The platform includes easy software upgrades, data management capabilities and unique interface options. The RAMP® Reader features a small footprint and attractive ease of use for moderate throughput settings. The RAMP® 200 reader has innovative design features, including the multi-port capability to run 18 tests per hour on one module and up to 36 tests per hour, using three modules. This allows tests to be run on multiple patients simultaneously or multiple assays to be run for one patient. More information on our proprietary RAMP® technology can be found at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corporation. Examples of forward-looking statements in this press release include statements regarding future success of our efforts to drive overall market expansion for our products and our ability to achieve profitable growth. These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements. Actual events or results may differ materially.  Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities. We do not undertake to update any forward-looking statements.

Selected Quarterly Information

Three months ended March 31,	2012	2011
Product sales	$2,981,894	$2,022,456
Cost of sales	1,712,161	1,994,183
Gross Profit	$1,269,733	$28,273
Gross Margin on Product Sales	42.6%	1.4%
Contract service fees and revenues	-	448,104
Operating Expenses	1,814,449	1,737,094
Net loss and comprehensive loss	$(5,704,330)	$(1,523,407)
Loss per common share - basic and diluted	$(0.04)	$(0.04)
Total Assets	$19,204,646	$17,545,418

Contacts

Response Biomedical Corporation:
Patricia Massitti, 604-456-6010
VP, Administration & Corporate Communications
pmassitti@responsebio.com

Response Biomedical Corporation
Consolidated Statements of loss and comprehensive loss and
Reconciliation of GAAP Net Loss to
“Adjusted” Net Loss
(Unaudited)
(In Canadian dollars)

Reconciliation of Adjusted Net loss to Net loss and comprehensive loss

Three months ended March 31,	2012	2011
Adjusted Net loss	$(703,380)	$(1,523,407)
Unrealized loss on revaluation of warrant liability	(5,000,950)	-
Net loss and comprehensive loss	$(5,704,330)	$(1,523,407)

Reconciliation of Adjusted Loss per common share to Loss per common share

Three months ended March 31,	2012	2011
Adjusted loss per common share - basic and diluted	$(0.01)	$(0.04)
Unrealized loss on revaluation of warrant liability	(0.03)	-
Loss per common share - basic and diluted	$(0.04)	$(0.04)